Exhibit 10.5
------------
                TRANSITIONAL TRADEMARK USE AND LICENSE AGREEMENT

     This Agreement dated as of January 1, 2000 is made by and between GENROCO, INC., a Wisconsin corporation with its principal place of business at 255 Info Highway, Slinger, Wisconsin 53086 ("GENROCO") and VIDEOPROPULSION, INC., a Wisconsin corporation with its principal place of business at 251 Info Highway, Slinger, Wisconsin 53086 ("VideoPropulsion").

     1. TRANSITIONAL USE OF INVENTORY MATERIALS ON EXISTING INVENTORY. GENROCO and VideoPropulsion recognize that VideoPropulsion possesses a certain inventory of labels, promotional materials, product literature and other materials produced by GENROCO ("Inventory Materials"), bearing the trademark:
GENROCO, and other trademarks and trade dress of GENROCO ("Trademarks/Trade Dress"). GENROCO agrees to permit VideoPropulsion to use such Inventory Materials in existence as of the date of this Agreement in connection with the distribution of the inventory of products produced by GENROCO and transferred to VideoPropulsion under the Contribution Agreement, Plan and Agreement of Reorganization and Distribution ("Inventory Products") until the Inventory Materials are exhausted or until December 31, 2000, whichever occurs first.

     2. TRANSITIONAL TRADEMARK AND TRADE NAME LICENSE. Solely for the purpose of enabling VideoPropulsion to inform its customers of its new identity, GENROCO grants to VideoPropulsion, for a period of ten years, a royalty free, nontransferable, nonexclusive license to use the trade name GENROCO in VideoPropulsion's advertising and promotional materials. Such materials shall be subject to GENROCO's approval, pursuant to the provisions of Section 6 of this Agreement.

     3. TRADEMARKS LICENSE. GENROCO grants to VideoPropulsion for the term of this Agreement, on the terms and conditions of this Agreement, a royalty free, nontransferable, nonexclusive license to continue to sell and distribute Inventory Products bearing the trademark GENROCO ("Licensed Trademarks"), and to affix the Licensed Trademarks to the products described in Annex A of this Agreement (all such products, collectively, "Licensed Products"), in connection with the manufacture, sale, and distribution of the Licensed Products throughout the world.

     4. PROPRIETARY TECHNOLOGY LICENSE. From the date hereof, GENROCO grants to VideoPropulsion a ten (10) year royalty free, nontransferable, nonexclusive, perpetual, irrevocable, worldwide license to use the Licensed Assets (defined below) in the operation of the Division Business as defined in the Contribution Agreement, Plan and Agreement of Reorganization and Distribution between the parties hereto. For purposes hereof "Licensed Assets" shall mean the software, software documentation, hardware documentation, data bases, patents, patent applications listed on Annex A of this Agreement and all trade secrets, know-how, data, plans, designs, specifications, operating methods and procedures, proprietary information, processes, technical knowledge and related rights that are owned by GENROCO and used in the operation of the Division Business.

     5.   QUALITY  STANDARDS.    VideoPropulsion   shall  distribute  and   sell
Inventory Products and shall label, distribute, and sell Licensed Products under VideoPropulsion's own trade name.

     6. QUALITY CONTROL. VideoPropulsion shall submit to GENROCO, at GENROCO's request, for GENROCO's inspection and retention, representative samples of Licensed Products. VideoPropulsion shall, on reasonable notice from GENROCO, permit an auditor mutually satisfactory to VideoPropulsion and GENROCO (the "Auditor") to inspect and audit during any operational hours the facilities, operations, and procedures of VideoPropulsion and submit to the Auditor such relevant information on the sale and distribution of Inventory Products and on the manufacture, sale and distribution of the Licensed Products, as is reasonably requested by the Auditor on behalf of GENROCO. The Auditor shall report to VideoPropulsion and GENROCO on the results of its inspections, audits and reviews.

     VideoPropulsion will also submit all advertising and promotional materials for the Licensed Products to GENROCO (together with an outline of the intended use of the materials) for GENROCO's written approval before their use, and if GENROCO does not respond to such submission within 10 business days it shall be deemed to have approved such advertising and promotional materials.

     7. NON-CONFORMING AND NON-LICENSED PRODUCTS. VideoPropulsion agrees that products not meeting the quality standards will not be labeled or used or offered for sale under or with any reference to the Licensed Trademarks. Any products that are not Licensed Products may not be advertised or otherwise promoted directly or indirectly by VideoPropulsion or its customers with any reference to the Licensed Trademarks, or otherwise as meeting any GENROCO approval or quality standards, whether or not such products are similar to any Licensed Products.

     8. RECORDS. The Auditor may on reasonable notice to VideoPropulsion examine during normal business hours VideoPropulsion's books of account and records covering its transactions and sales under this Agreement. The Auditor shall report to VideoPropulsion and GENROCO on the results of its examination.

     9. LIMITATIONS. No license or rights under any other trademark, trade name, or trade dress or any other property right of GENROCO is granted by this Agreement. VideoPropulsion has no right to assign, transfer, subcontract, or sublicense any of its rights acquired or obligations assumed under this Agreement. Any other such attempted assignment, transfer or sublicense shall be void. No right to authorize others to use the Trademarks/Trade Dress or Licensed Trademarks to identify the Inventory Products or Licensed Products is granted, except for informational use by VideoPropulsion and its customers. VideoPropulsion will comply with all of GENROCO's use requirements (which use requirements shall not be more stringent than those in effect for GENROCO's own products) of the Licensed Trademarks as may be provided by written notice to VideoPropulsion from time to time. VideoPropulsion agrees not to use or to permit the use of any trade dress or trademarks that are likely to be confusingly similar to the trademarks and trade dress of GENROCO. VideoPropulsion will promptly notify GENROCO of any conflicting use of or acts of infringement concerning the Licensed Assets, Trademarks/Trade Dress or the Licensed Trademarks and will cooperate as GENROCO reasonably may deem advisable to protect GENROCO's rights.

     10. OWNERSHIP OF LICENSED ASSETS AND LICENSED TRADEMARKS. VideoPropulsion acknowledges that GENROCO is the owner of and has acquired substantial goodwill in the Licensed Assets, Trademarks/Trade Dress and Licensed Trademarks and agrees that every use thereof in connection with the Inventory Products and Licensed Products shall inure solely to the benefit of GENROCO. VideoPropulsion further agrees to put any reasonable notice of such ownership that GENROCO shall require on Inventory Materials, Inventory Products, Licensed Products, and labels or advertising and promotional materials therefor. VideoPropulsion agrees not to dispute or assist in disputing directly or indirectly GENROCO's rights therein.

     11. GENROCO WARRANTY. GENROCO warrants that it has full power to make this Agreement and to grant the rights as provided herein and that it has no actual knowledge that the Licensed Assets or Licensed Trademarks violates the valid rights of any third party. GENROCO agrees to indemnify and defend VideoPropulsion against any claims of third parties (and to pay any damages and attorneys' fees awarded) based on a breach of the foregoing express warranty. The parties agree to generally utilize the notice and payment provisions and defense of third-party claims as set forth in the General Assignment, Assumption and Agreement Regarding Litigation, Claims and Other Liabilities, dated January 1, 2000.

     12.  PRODUCT CLAIMS:  RESPONSIBILITY.   VideoPropulsion agrees not to  make
any claims for or about the Licensed Assets, Inventory Products or Licensed Products that have not been approved in advance by GENROCO.

     VideoPropulsion agrees to comply with all laws and regulations applicable to the use of the Licensed Assets, the sale and distribution of Inventory
Products and the manufacture, sale, and distribution of Licensed Products. VideoPropulsion will defend, indemnify and hold GENROCO harmless against all loss, expense, and damage occasioned by any claim, action or recovery by any party (including any government agency) against GENROCO arising out of any use by VideoPropulsion of the Licensed Assets, any sale, distribution, or use of the Inventory Products or any design, manufacture, sale, distribution, or use of the Licensed Products both during and after expiration or termination of this Agreement and not based upon breach of the foregoing warranty provided by GENROCO. To the extent not inconsistent with the foregoing, the parties agree to generally utilize the notice and payment provisions and defense of third-party claims as set forth in the General Assignment, Assumption and Agreement Regarding Litigation, Claims and Other Liabilities dated January 1, 2000.

     13. LICENSE TERM. The license granted by this Agreement for the Licensed Assets listed on Annex A shall commence as of the date first above written and shall expire ten (10) years after the date of this Agreement. VideoPropulsion agrees to notify GENROCO when it has ceased using any of the Licensed Trademarks.

     14. TERMINATION. Either party may promptly terminate this Agreement upon written notice to the other party with cause for any material breach of this Agreement by the other party, unless within a period of thirty days after written notice the other party remedies the breach. This Agreement will terminate automatically (to the extent permitted by law at the time) in the event VideoPropulsion files a petition in bankruptcy, becomes insolvent, makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, discontinues its business or has a receiver appointed for it, is acquired or merged into or consolidated with any other corporation, or sells all or substantially all of its assets.

     15. POST TERMINATION/EXPIRATION RIGHTS. Except as specified herein, upon expiration or termination, all rights of VideoPropulsion under this Agreement will cease and immediately revert to GENROCO and VideoPropulsion will promptly deliver to GENROCO or destroy all Inventory Materials and all labels, packaging, and promotional and other material in its possession that bear the Licensed Trademarks. VideoPropulsion shall discontinue and use its best efforts to require its customers to discontinue forthwith the use of any Inventory Materials and the Licensed Trademarks (other than for products previously sold) and any and all products, packaging, and advertising using and/or making reference in any manner to the Licensed Trademarks (other than for products previously sold). All artwork, plates, and other manufacturing aids used by VideoPropulsion and incorporating the Licensed Trademarks are to become GENROCO's property upon expiration or termination and are to be disposed of by VideoPropulsion according to instructions from GENROCO.

     16. SURVIVAL OF TERMS. The obligations of the parties under paragraphs 4, 8, 9, 10, 11, 12, 13 and 14 shall survive expiration or termination of this Agreement and they shall not be relieved of any of their continuing obligations thereunder.

     17. MISCELLANEOUS. This Agreement shall be construed in accordance with the internal laws of the State of Wisconsin.

     The parties intend to enter into a license agreement only and this Agreement shall not in any way be deemed to establish any other relationship between them. VideoPropulsion agrees that it does not have the authority and will not directly or indirectly contract any obligations of any kind in the name of or chargeable against GENROCO or agents or employees of GENROCO.

     All notices provided for herein shall be given in writing by personal delivery or first class mail, addressed to the party to be notified (Attention CEO, in the case of GENROCO and Attention CEO in the case of VideoPropulsion) at the address specified above for such party.

     This Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the matters set forth herein and may only be amended in a writing signed by both Parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.

GENROCO, INC.


                               By: -----------------------------------------
                                     Keith Brue
                                     Executive Vice President and
                                     Chief Financial Officer

                               VIDEOPROPULSION, INC.


                               By: -----------------------------------------
                                     Chris Good
                                     Executive Vice President and
                                     Chief Technical Officer


                                  ANNEX A

LICENSED TRADEMARKS

     o                   GENROCO(R)
     o                   TURBOFIBRE(R)
     o                   SOLSTOR(R)
     o                   TURBOSTOR(R)



LICENSED ASSETS - SOFTWARE

o All driver and micro-code software now owned by GENROCO or hereafter developed and/or acquired by GENROCO during the life of this contract (including but not limited to the example list of software as attached hereto on Annex A-1).



LICENSED  ASSETS - PATENTS

o U.S. Patent #5,420,984 covering peripheral controllers and methods for rapid task switching and memory caching, issued in May of 1995.

o U.S. Patent #6,036,032 covering high speed data buffers using virtual first-in first-out registers, issued in February 0f 2000.